EXHIBIT 99.1

ITEM 9A.                      CONTROLS AND PROCEDURES

MANAGEMENT’S REPORT ON INTERNAL CONTROL OVER FINANCIAL REPORTING

Background

We are, through subsidiaries, a limited partner with an $8.4 million, or 8%, interest in, and an owner of a 50% interest in the general partner of, five limited partnerships, which we refer to as the Trapeza Partnerships.  The Trapeza Partnerships were formed between July 2002 and December 2003 for the purpose of investing in the preference shares, or equity, of collateralized debt obligation issuers whose collateralized debt obligations, or CDOs, are secured by approximately $1.56 billion (by current fair value) of trust preferred securities of public and non-public banks and bank holding companies.  In preparing the financial statements of the Trapeza Partnerships for the year ended December 31, 2007, the independent auditors for the Trapeza Partnerships concluded that there were errors in those financial statements in that (i) certain additional valuation procedures should have been applied to the privately issued trust preferred securities held by the CDO issuers based on the nature of the collateral and an evaluation of credit and market spread trends and (ii) the unconsolidated equity interests held by certain of the Trapeza Partnerships should have been valued in accordance with EITF 99-20, “Recognition of Interest Income and Impairment on Purchased and Retained Beneficial Interests in Securitized Financial Assets”.

On May 2, 2008, because of the errors in the financial statements of the Trapeza Partnerships, our principal financial officer concluded that our consolidated financial statements for the fiscal years ended September 30, 2007, 2006 and 2005 included in our Annual Report on Form 10-K for the fiscal year ended September 30, 2007, and the interim financial statements included in our Quarterly Reports on Form 10-Q for the quarters included within fiscal 2007 and 2006, and the quarter ended December 31, 2007 (collectively, the “Previously Issued Financial Statements”) should no longer be relied upon, and that the Previously Issued Financial Statements should be restated.  The financial information of the Trapeza Partnerships is included in our financial statements in accordance with the application of Accounting Principles Board Opinion No. 18, “The Equity Method of Accounting for Investments in Common Stock.”  Our principal financial officer discussed this matter with the independent auditors of the Trapeza Partnerships (who are not the independent auditors for us) and with our independent registered public accounting firm.  On May 2, 2008, our principal financial officer and our chief executive officer discussed this matter with the audit committee of our board of directors and, based upon this discussion, our audit committee concurred with the conclusion that the Previously Issued Financial Statements should no longer be relied upon and should be restated.

In connection with management’s review of the foregoing, we assessed the effectiveness of our internal control over financial reporting and identified a material weakness in such control.  We identified and reported this weakness to both our audit committee and Grant Thornton LLP, our independent registered public accounting firm.  The nature of the material weakness is described as part of management’s report on internal control over financial reporting, below.

Disclosure Controls

We maintain disclosure controls and procedures that are designed to ensure that information required to be disclosed in our periodic reports under the Securities Exchange Act of 1934, as amended, or the Exchange Act, is recorded, processed, summarized and reported within the time periods specified in the Securities and Exchange Commission’s rules and forms, and that such information is accumulated and communicated to our management, including our Chief Executive Officer and our Chief Financial Officer, as appropriate, to allow timely decisions regarding required disclosure.  In designing and evaluating the disclosure controls and procedures, our management recognized that any controls and procedures, no matter how well designed and operated, can provide only reasonable assurance of achieving the desired control objectives, and our management necessarily was required to apply its judgment in evaluating the cost-benefit relationship of possible controls and procedures.

Under the supervision of our Chief Executive Officer and Chief Financial Officer, we have carried out a reevaluation of the effectiveness of our disclosure controls and procedures as of the end of the period covered by this amended report.  Based upon that reevaluation, we concluded that there was a control deficiency in our internal control over financial reporting which constituted a material weakness.  Due to this material weakness, our disclosure controls and procedures were not effective as of September 30, 2007 to assure that information required to be disclosed by us in reports we file or submit pursuant to the Exchange Act is properly disclosed.  We discuss this material weakness and the steps we have taken to remedy such weakness in our discussion of internal control over financial reporting below.

Internal Financial Control

Our management is responsible for establishing and maintaining adequate internal control over financial reporting as defined in Rules 13a-15(f) and 15d-15(f) under the Exchange Act.  Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements.  Projections of any evaluation of effectiveness to future periods are subject to the risks that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

Due to the discovery of the error mentioned in the previous paragraphs, management has reassessed the effectiveness of our internal control over financial reporting as of September 30, 2007.  Management based its reassessment on the report, “Internal Control-Integrated Framework” issued by the Committee of Sponsoring Organizations of the Treadway Commission, or COSO.  As a result of this reassessment, management identified a material weakness in internal control over financial reporting as of September 30, 2007.  A material weakness, as defined under standards established by the Public Company Accounting Oversight Board’s Auditing Standard No. 2, is a control deficiency, or a combination of control deficiencies, that results in more than a remote likelihood that material misstatement of annual or interim financial statements would not be prevented or detected.  Because of this material weakness, management concluded that, as of September 30, 2007, our internal control over financial reporting was not effective based on the COSO framework.  We describe the material weakness in the following paragraph.

Material Weakness in Internal Financial Control

We did not maintain effective controls in connection with the monitoring of our investments in the Trapeza Partnerships as of September 30, 2007.  We have an asset valuation policy applicable to the evaluation and recordation of the fair value of our assets and those of entities whose assets are included in our financial statements through application of FIN 46-R or, as in the case of the Trapeza Partnerships, through the application of APB Opinion No. 18.  This policy requires us to assess the fair value of assets based upon specified standards, which include assessments of the impact of various market-based criteria.  In our monitoring of the preparation of the financial statements of the Trapeza Partnerships, and the inclusion of that information in our financial statements pursuant to APB Opinion No. 18, we failed to apply correctly the standards of our asset valuation policy in that we failed to apply correctly the market-based criteria of that policy in our review of the financial statements of the Trapeza Partnerships.  In addition, our asset valuation policy failed to take into consideration the guidance of EITF 99-20 with respect to unconsolidated equity interests held by us in two of the Trapeza Partnerships to which EITF 99-20 pertains.  This weakness has resulted in misstatements of our assets, net income and retained earnings in fiscal 2005 through 2007, the quarters included in fiscal 2006 and 2007, and the quarter ended December 31, 2007.  For information concerning the effects of these misstatements, see Notes 2 and 24 to the notes to our consolidated financial statements included in this amended report.

Remediation of Weakness

We have corrected all errors discovered during our review process for fiscal 2005 through 2007, the quarters included in fiscal 2006 and 2007, and the quarter ended December 31, 2007, and have restated our annual and quarterly financial statements for such periods as further described in Notes 2 and 24 to our consolidated financial statements included in this amended report.  In addition, we have reviewed the monitoring policies related to our asset valuation policy to require confirmation that the Trapeza Partnerships have properly considered and applied all market-based criteria and adopted EITF 99-20 for the unconsolidated equity interests we hold in two of the Trapeza Partnerships to which EITF 99-20 pertains.

Our independent registered public accounting firm, Grant Thornton LLP, has audited the foregoing assessment of our internal control over financial reporting, but they have not expressed an opinion or any other form of assurance on our remediation of the material weakness described above.  Their report is included in our Form 10-K/A.